FORM 20-F

REGISTRATION STATEMENT – TYLER RESOURCES INC.

EXHIBIT INDEX

1.1

Financial Statements for the year ended July 31, 2003 including the following:

i)

Auditors' Report

ii)

Balance Sheets

iii)

Statements of Operations

iv)

Statements of Shareholders’ Equity

v)

Statements of Cash Flow

vi)

Notes to the Financial Statements

Tyler Resources Inc.

Financial Statements

July 31, 2003

Contents

Page

Auditors' Report

1

Balance Sheets

2

Statements of Operations and Deficit

3

Statements of Cash Flows

4

Notes to the Financial Statements

5-16

Report of Independent Auditor

To the Shareholders of

Tyler Resources Inc.

We have audited the balance sheets of Tyler Resources Inc. as at July 31, 2003 and 2002 and the statements of operations, shareholders’ equity and cash flows for each of the years in the three year period ended July 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the United States of America.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 2003 and 2002 and the results of its operations and cash flows for each of the years in the three year period ended July 31, 2003 in accordance with generally accepted accounting principles in Canada.

“Grant Thornton LLP”

Calgary, Alberta, Canada                                                                                     Grant Thornton LLP

November 20, 2003

Chartered Accountants

Comments by Auditors for United States of America Readers on Canada-United States Reporting

Conflict

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast doubt on the company’s ability to continue as a going concern, such as those described in Note 1 (“Nature and Continuance of Operations”) to the consolidated financial statements.  Our report to the shareholders dated November 20, 2003 is expressed in accordance with Canadian reporting standards, which do not permit references to such events and conditions in the auditors’ report when the uncertainties are adequately disclosed in the financial statements.

“Grant Thornton LLP”

Calgary, Canada

Grant Thornton LLP

November 20, 2003

Chartered Accountants

Tyler Resources Inc.

Balance Sheets

(Expressed in Canadian Dollars)

July 31

2003

2002

                                                             ASSETS

Current

Cash and cash equivalents

$

   7,977

$

  45,457

Related party receivable Note 9

-

23,148

Accounts receivable

11,307

  14,641

Prepaids

3,826

  5,577

Marketable securities Note 3

29,000

  25,078

52,110

  113,901

OTHER ASSETS

6,241

  6,241

MINERAL PROPERTIES Note 4

4,902,119

  4,617,319

$

4,960,470

$

  4,737,461

                                                            LIABILITIES

Current

Accounts payable and accrued liabilities

$

171,068

$

  65,740

Related party payables and accrued liabilities Note 9

80,770

  -

Demand notes payable to related parties Note 5

67,065

  -

318,903

  65,740

                                                  SHAREHOLDERS’ EQUITY

CAPITAL STOCK Note 6

Authorized:

i)

an unlimited number of common voting shares

ii)

an unlimited number of preferred shares

Issued:

38,294,939 common shares, (July 31, 2002-36,219,939)

9,050,246

8,946,496

DEFICIT

(4,408,679)

(4,274,775)

4,641,567

4,671,721

$

4,960,470

$

4,737,461

On behalf of the Board

“Gregory Smith

Director

“James Devonshire”     Director

Gregory Smith                                                          James Devonshire

See accompanying notes to the financial statements.

Tyler Resources Inc.

Statements of Operations and Deficit

(Expressed in Canadian Dollars)

Years Ended July 31

	2003	2002	2001

REVENUE
Interest	$ 5,063	$ 4,800	$ 17,531
Overhead recoveries	5,539	16,134	4,920

	10,602	20,934	22,451

EXPENSES
General and administrative	99,282	145,630	104,665
Professional fees	13,759	16,179	10,460
Reporting to shareholders	8,990	14,336	13,215
Stock exchange and transfer agent fees	17,934	20,312	24,350

	139,965	196,457	152,690

LOSS FOR THE YEAR BEFORE THE UNDERNOTED	(129,363)	(175,523)	(130,239)
Mineral property proceeds in excess of mineral property costs	37,000	83,868	-
Abandonments and write-down of mineral properties	(45,818)	(2,088,744)	(20,136)
Write-down of other assets	-	-	(20,800)
Gain (Loss) on sale of investments	4,277	(17,713)	216,043

EARNINGS (LOSS) BEFORE INCOME TAXES	$ (133,904)	$ (2,198,112)	44,868

Future income (taxes) recovery Note 8	-	616,000	(60,000)

NET LOSS	$ (133,904)	$ (1,582,112)	$ (15,132)

LOSS PER SHARE Basic and diluted	$ (0.00)	$ (0.05)	$ (0.00)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic and diluted	37,567,816	34,641,275	31,229,734

See accompanying notes to the financial statements.

Tyler Resources Inc.

Statements of Shareholders’ Equity

(Expressed in Canadian Dollars)

Years Ended July 31

	Common Shares		Deficit
	Number of Shares	Amount
Balance, July 31, 2000	30,294,939	$10,334,643	$ (4,165,531)
Adoption of new accounting policy	-	(2,057,000)	1,488,000
Capital stock issued for cash:
Private placements (net of share issue costs of $16,987)	2,612,500	244,353	-
Exercise of stock options	825,000	128,500	-
Net Loss	-	-	(15,132)
Balance, July 31, 2001	33,732,439	8,650,496	(2,692,663)
Capital stock issued for cash:
Exercise of stock options	50,000	5,000	-
Exercise of warrants	2,362,500	283,500	-
Capital stock issued for acquisition of mineral property	75,000	7,500	-
Net Loss	-	-	(1,582,112)
Balance, July 31, 2002	36,219,939	8,946,496	(4,274,775)
Capital stock issued for cash:
Private placement	2,000,000	100,000	-
Capital stock issued for acqusition of mineral property	75,000	3,750	-
Net Loss	-	-	(133,904)
Balance, July 31, 2003	38,294,939	$ 9,050,246	$ (4,408.679)

See accompanying notes to the financial statements.

Tyler Resources Inc.

Statements of Cash Flows

(Expressed in Canadian Dollars)

Years Ended July 31

	2003	2002	2001

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:

OPERATING ACTIVITIES
Interest and other income received	$ 10,602	$ 20,934	$ 22,451
Cash operating expenses	(66,272)	(211,490)	(165,918)
	(55,670)	(190,556)	(143,467)

INVESTING ACTIVITIES
Mineral property and equipment additions	(177,397)	(582,679)	(318,543)
Exploration advances	-	-	(128,850)
	(177,397)	(582,679)	(447,393)

FINANCING ACTIVITIES
Demand notes payable	67,065	-	-
Proceeds on disposal of investments	28,522	112,166	538,827
Issue of share capital, net of issue expenses	100,000	288,500	359,853
	195,587	400,666	898,680

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(37,480)	(372,569)	307,820

CASH AND CASH EQUIVALENTS:

Beginning of year	45,457	418,026	110,206

End of year	$ 7,977	$ 45,457	$ 418,026

SUPPLEMENTAL DISCLOSURE

Cash interest payments of $1,400 were made during the year ended July 31, 2003, ($2,900 – July 31, 2002, $NIL – 2001).

No cash was expended on income taxes during the years ended July 31, 2003, July 31, 2002 or July 31, 2001.

The following non-cash transactions are not reflected above:

During the year ended July 31, 2003, the Company received shares in publicly traded companies in exchange for the sale of geophysical data.  The transaction was valued at $37,000 based on the trading price of the shares on the transaction date.

During 2002 and 2001, the company received shares in a publically traded company as mineral property option payments.  The shares were valued, based on the trading price of the shares on the transaction date, at $37,500 in 2002, (2001 - $183,500).

During each of the years ended July 31, 2003 and July 31, 2002, the Company issued 75,000 shares valued at $3,750  and $7,500 respectively as property option payments.

See accompanying notes to the financial statements.

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

1.

Nature and continuance of operations

Tyler Resources Inc. is engaged in the business of mineral exploration. Since inception, the efforts of the Company have been devoted to the acquisition and exploration of mineral properties.  To date the Company has not received any revenue from mining operations and is considered to be in the exploration stage.

As at July 31, 2003, the company had a working capital deficiency of $266,793, (July 31, 2002-positive working capital - $48,161).  The company had a deficit of $4,408,679, (July 31, 2002 - $4,274,775).  The Company will require additional financing for ongoing operating expenditures.  The Company’s ability to continue operating is dependent on its ability to realize its plans to sell certain assets, and to secure additional financing.  The accompanying financial statements have been prepared on a going concern basis, which contemplates that the Company will continue realizing its assets and discharging its liabilities in the normal course of business.  Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities, contingent obligations and commitments in other than the normal course of business and at amounts different from those in these financial statements.

Subsequent to year-end the Company was awarded $261,000 plus interest in an arbitrated joint venture costs dispute with the operator of the Carat property (see note 11).  This amount plus approximate interest to October 31, 2003 of $11,000 will be reflected as a current asset in the Company’s first quarter financial statements as at October 31, 2003.  This will significantly improve the Company’s working capital position.  The Arbitrator has also awarded reimbursement of reasonable costs, however such amount has not yet been quantified.  To the extent that costs are awarded to the Company this settlement will also positively impact working capital.

Mineral properties are recognized in these financial statements in accordance with the accounting policies outlined in Note 2.  Accordingly, their carrying values represent costs incurred to date, net of recoveries, abandonments and write-downs, and do not necessarily reflect present or future values.  The recoverability of these amounts is dependent upon the existence of economically recoverable mineral reserves; the acquisition and maintenance of appropriate permits, licenses and rights; the ability of the Company to obtain necessary financing to complete the development of properties where necessary, and upon future profitable operations; or alternatively, upon the Company’s ability to recover its costs through a disposition of its interests.

a)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, such as resource properties (see Note 1), and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

b)

Cash and cash equivalents

Cash and cash equivalents includes bank and brokerage deposits and term deposits and treasury bills with maturities equal to or less than 90 days.

c)

Mineral properties

Costs relating to the acquisition and exploration of mineral properties are capitalized on an area of interest basis.  These expenditures will be charged against income, through unit of production depletion, when properties are developed to the stage of commercial production.  If an area of interest is abandoned or management determines that there is a permanent and significant decline in value, the related costs are charged to operations.  The Company reviews the carrying values of mineral property interests on a quarterly basis by reference to the project economics, including the timing of the exploration work, the work programs and exploration results experienced by the Company and others, and the extent to which optionees have committed, or are expected to commit to, exploration on the property.  When it becomes apparent that the carrying value of the property exceeds its estimated net recoverable amount based on the foregoing criteria, an impairment provision is made for the other than temporary decline in value.

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

2.

Summary of significant accounting policies (Continued)

d)

Flow-through common shares

Where the Company’s exploration commitments for an area of interest are performed under option agreements with a third party, the proceeds of any option payments under such agreements are applied to the area of interest to the extent of costs incurred.  The excess, if any, is credited to operations.  Option payments made by the Company are recorded as mineral property costs.  Options are exercisable entirely at the discretion of the optionee and accordingly, are recorded as mineral property costs or recoveries when the payments are made or received.

Resource expenditure deductions for income tax purposes related to exploration activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation.  Future income tax liability is increased and capital stock is reduced by the estimated tax benefits transferred to shareholders.

e)

Joint interests

Certain of the Company's exploration activities are conducted jointly with others.  These financial statements reflect only the Company's proportionate interest in such activities. Although the Company holds some interests in mineral properties through joint venture agreements, none of its operations are carried on through joint venture entities.

 f)

Marketable Securities

Marketable securities consist of portfolio investments carried at the lessor of cost and market value.  They are classified as a current asset as they are capable of reasonably prompt liquidation.

g)

Earnings (Loss) per share

Basic earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding for the year.  Diluted per share amounts reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to common shares.  For the years presented this calculation proved to be anti-dilutive.  The treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments.  Under the treasury stock method only “in-the-money” dilutive instruments impact the dilution calculations.

h)

Stock-Based Compensation

Effective August 1, 2002, in accordance with the recommendations of the Canadian Institute of Chartered Accountants, (CICA), the Company prospectively adopted, with no restatement or disclosure pertaining to awards granted prior to August 1, 2002, new rules for the accounting for, and disclosure of, stock-based compensation.

The recommendations of the CICA establish financial accounting and reporting standards for stock-based compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees.  The Company has elected to follow the “fair value” method of accounting for stock-based compensation arrangements, whereby the fair value of the stock options at the date of grant is recorded as compensation cost.  The fair value is determined using an option-pricing model that takes into account the exercise price and expected life of the option, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option.  As no stock options were granted during the year ended July 31, 2003, no compensation expense has been recorded, nor has additional disclosure pertaining to the option pricing model assumptions been provided.

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

2.

Summary of significant accounting policies (Continued)

i)

Income taxes

Income taxes are recorded using the liability method of tax allocation.  Future income taxes are calculated based on temporary timing differences arising from the difference between the tax basis of an asset or liability and its carrying value using tax rates anticipated to apply in the periods when the timing differences are expected to reverse.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

j)

Foreign currency translation

Monetary assets and liabilities are translated into Canadian dollars at the balance sheet date rate of exchange and non-monetary assets and liabilities are translated at historical rates.  Revenues and expenses are translated at appropriate transaction date rates.  Gains and losses in translation are included in income.

k)

Financial instruments

The fair market value of the cash and cash equivalents, accounts receivable, notes payable, accounts payable and accrued liabilities approximate their carrying values as a result of the short-term nature of the instruments and/or the variable interest rate associated with the instrument.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.

l)

Reclamation costs

The Company’s activities have primarily been focused on exploration directed toward the discovery of mineral resources.  When it is determined that a future reclamation cost is likely, and the amount can be reasonably estimated, the costs thereof will be accrued.

3.

Marketable securities

	2003			2002
	Number of Shares	Fair Value	Book Value	Number of Shares	Fair Value	Book Value
Diamondex Resources Ltd.	-	$ -	$ -	5,000	$ 4,000	$ 5,803
Northern Abitibi Mining Corp.	200,000	18,000	10,000	385,500	34,000	19,275
Earth Star Diamonds Ltd.	47,619	11,000	9,000	-	-	-
Cantech Ventures Inc.	208,125	6,000	10,000	-	-	-
		$35,000	$29,000		$38,000	$25,078

The Company owns less than 10% of the total outstanding common shares of each of the above-noted companies.  Northern Abitibi Mining Corp. is related by virtue of certain common officers and directors.  Subsequent to year-end all of the Company’s shares of Earth Star Diamonds Ltd. and Cantech Ventures Inc. were sold for proceeds of $17,000 and 99,500 shares of Northern Abitibi Mining Corp. were sold for proceeds of $6,865.

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

4.

Mineral properties

Saskatchewan	Northwest Territories	Mexico	Nunavut	Other
2003 Exploration expenditures:	Total	Weedy Lake	Carat	Kelsey	Bahuerachi	Keni
Balance July 31, 2002	$3,449,540	$1,743,702	$ 443,478	$ (27,665)	$1,026,583	$ 227,505	$ 35,937
Geological consulting	57,960	-	28,514	2,020	23,043	4,383	-
Geochemical	12,095	-	-	-	-	12,095	-
Legal expenditure-arbitration	247,949	-	247,949	-	-	-	-
Camp cost recovery	(22,500)	-	-	-	-	(22,500)	-
Field and miscellaneous	3,327	100	3,951	-	(724)	-	-
Write-offs and abandonments	(40,684)	-	-	-	-	(17,890)	(22,794)
Balance July 31, 2003	3,707,687	1,743,802	723,892	(25,645)	1,048,902	203,593	13,143

Property acquisition costs:
Balance July 31, 2002	1,167,779	637,844	217,941	28,171	221,466	51,770	10,587
Costs incurred	31,787	-	-	-	27,147	3,750	890
Write-offs and abandonments	(5,134)	-	-	-	-	-	(5,134)
Balance July 31, 2003	1,194,432	637,844	217,941	28,171	248,613	55,520	6,343
Total mineral properties July 31, 2003	$4,902,119	$2,381,646	$941,833	$ 2,526	$1,297,515	$ 259,113	$ 19,486

Saskatchewan	Northwest Territories	Nunavut	Mexico	Other
2002 Exploration expenditures:	Total	Weedy Lake	Carat	Gem and Crystal	Kelsey	Keni	Bahuerachi
Balance July 31, 2001	$4,545,441	$1,743,240	$ 52,886	$1,788,092	$(50,720)	$ -	$ 994,867	$ 17,076
Geological consulting	72,995	462	26,035	2,875	1,687	19,928	15,200	6,808
Geophysical survey	173,291	-	57,286	-	-	113,980	-	2,025
Air and fuel	54,978	-	-	-	-	54,978	-	-
Geochemical	47,824	-	47,824	-	-	-	-	-
Drilling	216,178	-	216,178	-	-	-	-	-
Operator fees and other	48,680	-	39,213	-	-	-	5,577	3,890
Field Costs	59,752	-	4,056	-	-	38,619	10,939	6,138
Option payments	(62,500)	-	-	-	(62,500)	-	-	-
Option payments in excess of property costs to income	83,868	-	-	-	83,868	-	-	-
Write-offs and abandonments	(1,790,967)	-	-	(1,790,967)	-	-	-	-
Balance July 31, 2002	3,449,540	1,743,702	443,478	-	(27,665)	227,505	1,026,583	35,937

Property acquisition costs:
Balance July 31, 2001	1,342,057	637,844	217,941	297,777	28,171	-	156,026	4,298
Costs incurred	123,499	-	-	-	-	51,770	65,440	6,289
Write-offs and abandonments	(297,777)	-	-	(297,777)	-	-	-	-
Balance July 31, 2002	1,167,779	637,844	217,941	-	28,171	51,770	221,466	10,587
Total mineral properties July 31, 2002	$4,617,319	$2,381,546	$661,419	$ -	$ 506	$ 279,275	$1,248,049	$ 46,524

Nunavut

During the year ended July 31, 2002, the Company and Northern Abitibi Mining Corp. (Northern Abitibi), entered into a letter agreement whereby they can jointly acquire a 65% interest in certain mineral claims, called the Keni Claims, aggregating approximately 111,000 acres.  Northern Abitibi is related to the Company by virtue of certain common officers and directors.  Under the terms of the agreement the Company and Northern Abitibi assumed all of the staking costs, aggregating approximately $96,000, one half of which was borne by the Company.  In order to earn the 65% interest, the companies are required to issue 250,000 shares of their capital stock each, over four years, and assume an exploration work commitment on the property aggregating approximately $1,110,000 over four years.  To July 31, 2003, the companies have each issued 150,000 shares and have jointly incurred $442,000 of exploration costs, (the Company - $221,000), to be credited towards the commitment.  Should the companies decide at any point in time that they will forego earning the interest in the property, they can terminate the agreement without incurring further exploration costs or issuing further shares of their capital stock.

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

4.

Mineral properties (continued)

Mexico

The Company’s principal exploration property in Mexico is Bahuerachi.  The Company and CDG Investments Inc. (CDG), a company related by virtue of certain common directors and officers, have jointly earned, pursuant to a joint option agreement, an 88% interest in the concession and have the option to purchase the residual interest for $700,000 U.S. provided that prescribed minimum cumulative exploration expenditures have been incurred.  CDG has agreed to fund 100% of the summer 2003 exploration program and the Company’s interest in the property will be diluted accordingly.  At July 31, 2003 the Company’s interest in the property was 57% of the aforementioned 88% or 50%.  CDG held 43% of 88%, or 38%.

Pursuant to the option agreement the Joint Venture was required to pay $20,000 U.S. annually to the optionee through November, 2002.  Commencing in November, 2003 this increases to $50,000 U.S.

Northwest Territories

Carat

The Carat property, in which the Company has a 30% interest, was subject to an option agreement with Diamondex Resources Ltd. (Diamondex).  Pursuant to the option agreement, Diamondex earned a 70% interest in the property by incurring $2,000,000 of exploration expenditures and issuing 200,000 common shares to the Company.  Diamondex is the operator for the Carat Joint Venture exploration programs. (See also Note 11.)

Kelsey

The Company has a 40% interest in the property with Diamondex holding the remaining 60%.  Diamondex earned its interest in the property by incurring $825,000 in exploration costs, issuing 200,000 of its common shares to the company, and making cash payments aggregating $40,000.  Diamondex is the operator for the Kelsey Joint Venture exploration programs.

Gem and Crystal

The claims were allowed to lapse in the year ended July 31, 2002.

Saskatchewan

The Company has a 50.1% interest in the Weedy Lake property.  During fiscal 2002 the Company entered into an option agreement with Golden Band Resources Inc. (Golden Band), whereby Golden Band can earn 50% of the company’s interest, (a 25.5% interest in the property).  In order to earn the interest Golden Band must incur cumulative exploration expenditures of:  $100,000 by December 31, 2002; $200,000 by December 31, 2003; $300,000 by December 31, 2004 and $1,500,000 by December 31, 2005.  Upon completion of the option terms, the Company may convert its remaining 25.05% interest into a 0.5% net smelter returns royalty or continue to participate in the joint venture.

5.

Demand notes payable to related parties

         2003

    2002

Due to related company, bearing interest at 10% per annum *

   $

13,580

$

-

Due to related company, bearing interest at 12% per annum*

11,411

-

Due to officers’ companies, bearing interest at 12% per annum

       42,074

             -

   $

67,065

$

-

*Related by virtue of certain common officers and directors.

The notes are secured by a floating charge over the assets of the Company and by a specific charge over the shares of the Mexican corporation through which the Company holds its interest in the Mexican mineral properties.

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

6.

Capital stock

a)

Stock options and warrants:

i)

Warrants

1,000,000 warrants, issued pursuant to private placement, (Note 6 a), were outstanding at July 31, 2003.  If the closing price for the Company’s shares is $0.10 or greater for a period of 10 consecutive tradings days after December 2, 2003, the warrant holders will have 30 days to exercise their warrants, otherwise the warrants will expire on the 31st day.

Pursuant to the private placements during fiscal 2001, the Company issued 2,762,500 share purchase warrants.  Each warrant entitled the holder to purchase one common share of the Company at a price of $0.12 per share until its expiry on April 6, 2002.  During fiscal 2002, 2,362,500 warrants were exercised and 400,000 warrants expired.

ii)

Options Outstanding

    Number of Shares

Expiry Date

2003

2002

Price

January 29, 2007

75,000

75,000

$

0.12

January 23, 2006

1,285,000

1,385,000

$

  0.10

January 6, 2004

-

250,000

$       0.11

April 18, 2003

-

190,000

$       0.10

1,360,000

1,900,000

The Company has an option plan, (the Plan), under which up to 10% of the issued and outstanding common shares are reserved for issuance.  Under the Plan, the options that have been granted expire at the earlier of five years from the grant date or such date as the Directors determine, and not more than 60 days from the date from which the optionee ceases to be a director, officer, employee or consultant.  The exercise price of the options granted under the Plan will not be less than that from time to time permitted under the rules of any stock exchange or exchanges on which the shares are then listed, which price reflects trading values at the time.

iii)

Option Transactions

Number

Weighted-Average

of Options

Exercise Price

As at July 31, 2000

                  2,625,000

                  $0.16

Granted

  1,485,000

  $0.10

Exercised

                   (825,000)

                  $0.16

Expired or cancelled

 (1,435,000)

  $0.18

As at July 31, 2001

                  1,850,000

                  $  0.10

Granted

     325,000

  $  0.11

Exercised

                     (50,000)

                  $  0.10

Cancelled

    (225,000)

  $  0.10

As at July 31, 2002

                   1,900,000

                  $  0.10

Expired

    (540,000)

  $  0.10

As at July 31, 2003

                   1,360,000

                  $  0.10

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

7.

Segmented disclosures

a)

Mineral properties by significant geographic segment are as follows:

 2003

2002

Canada

$

3,590,694

$

3,348,427

Mexico

1,311,425

1,268,892

$

4,902,119

$

4,617,319

b)

With the exception of write-offs and abandonments of Mexican properties in 2003 of $7,824 (2002 – Nil, 2001 - $16,250), all gross revenues and the net losses are attributed to Canadian operations.  With the exception of mineral properties noted above, net identifiable assets at the respective year-ends were associated with Canadian operations.

8.

Income taxes

a)

Following is a reconciliation of income taxes calculated at statutory rates to the actual income taxes recorded in the accounts:

	2003	2002	2001
Computed expected (taxes) recovery at a combined Provincial and Federal rate of 38% (2002 – 40%, 2001 – 45%)	$ 51,000	$ 879,000	$ (20,000)
Effect on income taxes resulting from:
Increase in future income taxes resulting from change in tax rates	-	-	(14,000)
Net non-deductible items	-	-	(26,000)
Non-recognition of losses and future tax benefits for financial statement purposes	(51,000)	(263,000)	-
Future income (taxes) recovery	$ -	$ 616,000	$ (60,000)

The net future income tax asset (liability) is comprised of:
Tax value of resource properties in excess of book value	$ 2,000	$ (1,000)	$ (895,000)
Non-capital losses carried forward for income tax purpuses	230,000	238,000	219,000
Investments with tax values exceeding book values	25,000	38,000	47,000
Share issue costs deductible for tax purposes	5,000	8,000	13,000
Income tax asset (liability)	262,000	283,000	(616,000)
Less valuation allowance	(262,000)	(283,000)	-
Future income tax asset (liability)	$ -	$ -	$ (616,000)

b)

The Company has incurred non-capital losses for income tax purposes of approximately $605,000 expiring at the following dates:

2004

$

67,000

2005

$

90,000

2006

$

33,000

2007

$

100,000

2009

$            180,000

2010

$

135,000

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

8.

Income taxes (continued)

c)

At July 31, 2003, the Company has the following approximate amounts available which may be deducted, at the rates indicated, in determining taxable income of future years.

                          Amount

Rate

Canadian exploration expense

$

2,293,000

100%

Canadian development expense

$

   906,000

  30%

Foreign exploration and

  development expense

$

1,701,000

  10%

Cumulative eligible capital

$

   150,000

    7%

9.

Related party transactions and commitments

Companies, related by virtue of certain common officers and directors, and corporations in which certain of the Company’s officers or directors are shareholders, have provided services for consideration summarized below:

	2003	2002	2001
Geological and exploration	$ 56,000	$ 56,000	$ 43,000
Direct administrative	40,000	59,000	55,000
Office lease and operating	22,000	31,000	27,000
	$118,000	$146,000	$125,000

The amounts due to related parties at July 31, 2003 relate to the above amounts that were unpaid at year-end.

Related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Included in revenue are overhead recoveries of $6,000 (2002 - $16,000, 2001 - $5,000), charged to companies related by virtue of certain common officers and directors.

The related party receivable at July 31, 2002 is due from a company, related by virtue of certain common officers and directors, for its share of joint exploration expenditures.

Pursuant to a sublease agreement, with a company related by virtue of certain common officers and directors, the Company is committed to make base rent payments aggregating $12,150 per year for fiscal years 2004 and 2005 and $5,100 in 2006.  In addition, the Company is committed to pay its share of annual associated operating costs, which aggregated $9,000 for the year ended July 31, 2003.

See also notes 3, 5, and 11.

10.

Comparative figures

Certain comparative amounts have been restated in order to conform with the financial statement presentation adopted in the current year.

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

11.

Subsequent events

Subsequent to year-end, pursuant to an arbitration hearing regarding certain disputed Carat joint venture costs, the joint venture partner was directed to pay $261,000 to the Company as reimbursement of over-expenditures plus accrued interest that approximated $12,000 to October 31, 2003.   A cheque in the amount of $273,226 was issued to the Company on November 3, 2003.  In addition, the joint venture partner was directed to pay the Company’s reasonable costs incurred, including legal costs, that pertained to the arbitration.  These costs have not yet been assessed by the arbitrator, thus the Company cannot estimate the recoverable amount at this time.  The legal and other costs associated with the Carat arbitration have been capitalized to the Carat property.  The award will reduce Carat exploration costs in the Company’s quarterly financial statements for the period ended October 31, 2003.  The costs recovered will reduce Carat exploration costs in the period during which the arbitrator assesses such costs.

Subsequent to year-end, the Company entered into a letter of intent dated November 12, 2003 with CDG Investments Inc., (“CDG”) for the acquisition of CDG’s interest in the Bahuerachi property in Mexico.  CDG’s interest in the property at that date was approximately 40%, with the Company holding 49% and the intiial vendor 11%.  CDG is related to the Company by virtue of certain common officers and directors.

The Company has agreed to issue 13,336,000 shares at a deemed price of $0.06 per share in payment of the purchase price.  The deemed price was negotiated and agreed to by independent committees of the board of directors of both companies.  The completion of the transaction is subject to minority shareholder and regulatory approval.

12.

Generally Accepted Accounting Principles in Canada and United States

The Company follows Canadian generally accepted accounting principles ("GAAP") which are different in some respects from those applicable in the United States and from practices prescribed by the United States Securities and Exchange Commissions, as described below:

a)

Exploration Properties

Under Canadian GAAP the costs relating to the acquisition and exploration of mineral properties are capitalized on an area of interest basis and charged against income through unit-of-production depletion, when properties are developed to the stage of commercial production.  Costs related to abandoned properties, and costs related to properties which the Company has assessed, based on the price of metals/minerals and general economic and market conditions, as not viable, are charged to other expenses in the year in which such determination is made.

Under US GAAP the costs relating to the exploration of mineral properties as defined above, which have not led to the identification of a commercially feasible property, are expensed in the year incurred and are charged to income (loss) from operations.  As a result, all costs associated with the exploration properties described in Note 4 have been written off for US GAAP purposes.

b)

Marketable Securities

Portfolio investments in shares of public companies have been recorded at the lesser of cost and fair market value.  Under US GAAP, the Company is required to record these available-for-sale investments at fair value and record the unrealized gains or losses as a component of other comprehensive income under Shareholder’s Equity.

c)

Stock Option Benefit

Prior to August 1, 2002 the Company did not recognize compensation expense when stock options were granted.  Under US GAAP the Company would have been required to comply with SFAS 123, “Accounting for Stock Based Compensation” for stock options granted in its fiscal 2001 and 2002 years.  The following reconciliations account for all options granted in those years by recording their fair value on the grant date as compensation expense using the same methodology described in note 2 (b).

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

12.

Generally Accepted Accounting Principles in Canada and United States (continued)

The effect of the above differences on the Company's financial statements is set out below:
Balance Sheets:	2003	2002
Total Assets:
As reported – Canadian GAAP	$4,960,470	$4,737,461
Adjustments to marketable securities (below)	6,000	12,922
Adjustments to mineral properties (below)	(4,902,119)	(4,617,319)
US GAAP	$64,351	$133,064
Marketable securities:
As reAs reported - Canadian GAAP	$29,000	$25,078
Unrealized valuation gain
"available-for-sale" investments (note 12b)	6,000	12,922
US GAAP	$35,000	$38,000

Mineral properties:
As reported - Canadian GAAP	$4,902,119	$4,617,319
To be written-off as incurred for US
GAAP purposes (note 12a)	(4,902,119)	(4,617,319)
US GAAP	$-	$-

Shareholder’s Equity:
As reported – Canadian GAAP	$4,641,567	$4,671,721
Adjustments to capital stock (below)	(13,000)	(13,000)
Adjustments to contributed surplus-stock option compensation	145,000	145,000
Adjustments to deficit (below)	(5,028,119)	(4,736,397)
US GAAP equity (deficiency)	$(254,552)	$67,324

Capital Stock:
As reported - Canadian GAAP	$9,050,246	$8,946,496
Adjustment to tax effect of share issue costs	(13,000)	(13,000)
US GAAP	$9,037,246	$8,933,496

Deficit:
As reported - Canadian GAAP	$(4,408,679)	$(4,274,775)
Previous period adjustments	(4,510,067)	(5,124,969)
Previous period adjustments	(4,655,067)	(5,237,969)
Current income(loss) adjustments (see below)	(330,152)	582,902
Deficit, US GAAP	(9,393,898)	(8,929,842)
Accumulated other comprehensive loss	(42,900)	(81,330)
Deficit and accumulated other comprehensive
loss - US GAAP	$(9,436,798)	$(9,011,172)

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

12.

Generally Accepted Accounting Principles in Canada and United States (continued)

Statements of Operations:	2003	2002	2001
Net Loss:
As reported - Canadian GAAP	$(133,904)	$(1,582,112)	$(15,132)
Exploration property expenditures - expensed
in year incurred (note 12a)	(330,618)	(818,565)	(81,777)
Abandonments re property costs previously
written-off for US GAAP purposes	45,818	2,088,744	20,136
Restate future income taxes based on
revised US GAAP mineral property values	-	(616,000)	60,000
Stock option compensation	-	(32,000)	(113,000)
Adjust write-offs and loss on sale of
investments previously written-off for
Canadian GAAP purposes	(45,352)	(39,277)	-
Current income (loss) adjustments	(330,152)	582,902	(114,641)
Net Loss - US GAAP	$(464,056)	$(999,210)	$(129,773)

Statements of Comprehensive
Income (Loss) :	2003	2002	2001
Net Loss - US GAAP	$(464,056)	$(999,210)	$(129,773)
Unrealized valuation gain (loss)
"available-for-sale" investments (note 12b)	6,000	12,922	(29,657)
Realized portion of loss (gain) regarding
investments sold during the year	32,430	68,934	(178,309)
Comprehensive Loss - US GAAP	$(425,626)	$(917,354)	$(337,739)

Canadian GAAP basic and diluted loss
per share	$0.00	$(0.05)	$0.00
US GAAP basic and diluted loss
per share	$(0.01)	$(0.03)	$0.00

Tyler Resources Inc.

Notes to the Financial Statements

(Expressed in Canadian Dollars)

July 31, 2003

New Accounting Prouncements

ACCOUNTING FOR VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FASB Interpretation No. 46 (“Fin 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity, if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003.  For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003.  However, in December 2003, the FASB published a revision to FIN 46 to clarify some of the provisions of FIN 46, and to exempt certain entities from its requirements.  Under the new guidance, there are new effective dates for companies that have interests in structures that are commonly referred to as special-purpose entities.  The rules are effective in financial statements for periods ending afte March 15, 2004.  The adoption did not have any impact on the Company’s financial statements.

ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS

In May 2003, the FASB issued Statement of Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which changes the accounting for mandatorily redeemable shares, put options, forward purchase contracts and obligations that can be settled with shares effective for financial instruments entered into or modified after May 31, 2003.  As the Company does not have any of these types of instruments outstanding, the adoption of this statement did not have any impact upon the Company’s consolidated financial statements.